Exhibit 10.4.2
SECOND AMENDMENT TO LEASE
This Second Amendment to Lease (this “Amendment”) is dated as of this 10th day of April, 2024 (the “Amendment Date”), by and between ATP SLC D, LLC, a Delaware limited liability company (“Lessor”), and MYRIAD GENETICS, INC., a Delaware corporation (“Lessee”).
Recitals
A.Lessee and Lessor are parties to that certain Lease, dated for reference purposes only as of February 9, 2022, as amended by that certain First Amendment to Lease dated as of April 26, 2023 (collectively, the “Lease”), respecting that certain improved real property (defined in the Lease as the “Property”) situated in the City of Salt Lake, County of Salt Lake, State of Utah, commonly known as 322 North 2200 West (Building D), and more particularly described in the Lease. Except as otherwise expressly provided in this Amendment, capitalized terms not otherwise defined herein have the meanings set forth in the Lease.
B.Pursuant to the Lease, Lessee currently leases 234,144 rentable square feet of space (the “Current Premises”).
C.Lessee desires to lease from Lessor, and Lessor desires to lease to Lessee, the remaining RSF in the Building, comprised of an additional 62,737 RSF (the “Expansion Premises” and together with the Current Premises, the “Entire Premises”).
D.Lessor and Lessee desire to amend the terms and conditions of the Lease as hereinafter set forth.
Agreement
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Recitals. The foregoing Recitals are hereby incorporated herein.
2.Addition of Expansion Space. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Expansion Premises, and on the terms set forth herein.
1.Lessor shall deliver the Expansion Premises to Lessee with the Lessor’s Work completed and satisfying the Space Delivery Condition, on or prior to January 1, 2026 (such date of delivery, the “Delivery Date”), subject to force majeure and Lessee Delay. As used in this Amendment, the term “Lessor’s Work” means the work set forth on Schedule 1 of the Work Letter attached hereto as Exhibit A (the “Expansion Premises Work Letter”), and the term “Space Delivery Condition” is defined on said Schedule 1.
2.the commencement date for the Expansion Premises (the “Expansion Premises Commencement Date”) shall be the date which is nine (9) months after the Delivery Date.
3.the term of the Lease with respect to the Expansion Premises shall be the same as and coterminous with the Term of the Lease for the Current Premises.

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4.the Annual Rental Rate for the Expansion Premises shall be the same as the Annual Rental Rate for the Current Premises in effect as of the Expansion Premises Commencement Date, and shall increase over the Term on the same dates that the increases in the Annual Rental Rate applicable to the Current Premises occur.
5.Lessee will be entitled to a Tenant Improvement Allowance, a Mechanical/Electrical Allowance, a Solar Panel Allowance, and a Space Planning Allowance, pursuant to and in accordance with the Expansion Premises Work Letter and as each is defined therein.
6.the Right of First Offer to Lease set forth in Section 43.3 of the Lease shall continue to apply as set forth therein.
7.Lessee’s Extension Options set forth in Section 43.4 of the Lease shall continue to apply as set forth therein but shall apply to the Entire Premises only.
(a)From and after the Delivery Date, (i) all references in the Lease to the “Premises” shall be deemed to refer to the Entire Premises, and (ii)Lessee shall be responsible for all utilities in accordance with Section 11 of the Lease but shall only be responsible for reimbursing Lessor (as an Additional Charge, pursuant to Section 4.2 of the Lease) for Lessee’s Common Area Share of Common Area Costs, Lessee’s Proportionate Share of Building Specific Costs, and Lessee’s Proportionate Share of Property Taxes relating to the Expansion Premises, until and after the Expansion Premises Commencement Date.
(b)From and after the Expansion Premises Commencement Date: (a) Lessee shall be entitled to utilize a total of 3.46 parking spaces for each 1,000 RSF of the Premises (i.e., 1,027 parking spaces) which shall be inclusive of handicap spaces (and the Solar Panel Area, as defined in the Expansion Premises Work Letter), at no charge (during the initial term and any renewal term) for the sole and exclusive use of Lessee and its employees, contractors, guests and invitees in accordance with the terms and provisions of the Lease, and (b) the Outdoor Amenity Area and the Indoor Amenity Space shall be for the sole and exclusive use of Lessee and shall be deemed a part of the Entire Premises that Lessee is obligated to maintain. “Outdoor Amenity Area” means the area on the Property outside the Building which currently includes a patio, putting green, barbecue pit, covered barbecue, and concrete ping pong table, and “Indoor Amenity Space” means the former cafeteria which was renovated by Lessor in connection with the lease of the Current Premises.
(c)There shall be a separate Base Year Controllable Expenses established for the Expansion Premises in accordance with 5.1(e) for Controllable Expenses in the first full calendar year after the Expansion Premises Commencement Date and, with respect to the Expansion Premises, Lessee shall not be responsible for payment of any Excess Increase in Controllable Expenses in any calendar year.
8.RSF Calculations. The RSF of the Building and of the Premises have been measured utilizing the 2017 BOMA Z65.1 Measurement Method. Lessor and Lessee agree that the Entire Premises RSF is 296,881.

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9.Tenant Improvement Allowance; Mechanical/Electrical Allowance; Solar Panel Allowance. Lessor and Lessee agree that the Solar Panel Allowance is $500,000 and that, based on 62,737 RSF, the Tenant Improvement Allowance is $4,391,590, the Mechanical/Electrical Allowance is $1,568,425, and are available for use by Lessee pursuant to and in accordance with Section 3(b) of the Expansion Premises Work Letter. Lessee shall have until eighteen (18) months after the Delivery Date to fully utilize and bill Lessor for the Tenant Improvement Allowance, the Solar Panel Allowance, and the Mechanical/Electrical Allowance, after which Lessor shall have no further obligation to provide any portion of the Tenant Improvement Allowance, the Mechanical/Electrical Allowance or the Solar Panel Allowance.
10.Use. Section 6.1 of the Lease is hereby amended to permit the installation, use, and operation of a solar panel array and related equipment within the Solar Panel Area as a permitted use of the Premises.
11.Building Specific Costs. Section 5.1(d) of the Lease is hereby amended as follows: (a) the sentence “(D) correction of defective work performed by Lessor or its contractors pursuant to the Work Letter, and the cost of pursuing warranty claims therefor,” shall be replaced by “(D) correction of defective work performed by Lessor or its contractors pursuant to the Work Letter and/or the Expansion Premises Work Letter and the cost of pursuing warranty claims therefor” and (b) the following sentence shall be added to the end of the last paragraph in Section 5.1(d): “For the avoidance of doubt, the repair and replacement of all subsurface plumbing and fire suppression and risers shall be deemed a Lessor Maintenance Obligation under the Lease.”
12.No Other Changes; Conflict with Lease Terms. Except as otherwise expressly modified by the terms of this Amendment, the Lease shall remain unchanged and in full force and effect and is hereby ratified by the parties. In the event of a conflict between the terms of the Lease and this Amendment, this Amendment shall control.
13.Binding Effect. This Amendment shall become binding and effective only upon execution and delivery of this Amendment by Lessor and Lessee to the other. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and shall inure to the benefit of the parties hereto and their respective successors and assigns.
14.Signatures in Counterparts, By Electronic Transmission. This Amendment may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Amendment, will constitute a complete and fully executed original. All such fully executed counterparts will collectively constitute a single agreement. Furthermore, the parties hereto each expressly agrees that if the signature of any party on this Amendment is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, a photocopy, fax, e-mail, PDF, Adobe image, JPEG, telegram, telex or telecopy or generated by electronic signature software such as DocuSign), then such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory; provided, however, either Lessor or Lessee may require an original wet signature.
15.Authority; No Third Party Consent Required. Lessor and Lessee each represent and warrant to the other that: (a) this Amendment has been duly authorized, executed and delivered by such party; and (ii) the person signing this Amendment has requisite authority to do so and the authority and power to bind the company of whose behalf they have signed with respect to the matters set forth herein. Lessor further represents and warrants that no third-party consents are required for the effectiveness of this Amendment that have not already been obtained by Lessor.
16.Broker. Lessee represents and warrants to Lessor that it has dealt with no broker, finder or like agent in connection with this Amendment, except for CBRE., representing Lessee (the “Lessee Broker”). Lessor represents and warrants to Lessee that it has dealt with no broker, finder or like agent in connection with this Amendment, except for Cushman & Wakefield, representing Lessor (the “Lessor Broker”). Each of Lessor and Lessee agrees to defend, indemnify and hold the other harmless from and against any and all loss, costs, damage or expense (including, without limitation, reasonable

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attorneys’ fees and disbursements) incurred by reason of any breach of the foregoing representations and warranties. Lessor shall pay any commissions due to the Lessee Broker and the Lessor Broker when such commissions are earned, due, and payable pursuant to separate agreements by and between Lessor and each of the Lessee Broker and the Lessor Broker, but neither such broker is intended to be a beneficiary of this Section 10. The provisions of this Section shall survive the expiration or sooner termination of the Lease.
17.IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment effective as of the date first above written.

LESSOR	LESSEE
ATP SLC D, LLC, a Delaware limited liability company	MYRIAD GENETICS, INC., a Delaware corporation
By: ______________________________ Charles McEachron, Chief Operating Officer	By: Name: Title:

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